GAUZY LTD. SHOWCASES SPD TECHNOLOGY

FOR AUTOMOTIVE AND ARCHITECTURAL APPLICATIONS

AT GLASSTEC EXHIBITION, OCTOBER 23 – 26, BOOTH 11A41

Dusseldorf, Germany. October 22, 2018 – Research Frontiers Inc. (Nasdaq: REFR) and Gauzy Ltd., a world-leading vendor of material science and light control technologies, announced today that Gauzy will be exhibiting SPD-Smart light control film at this week’s Glasstec 2018 Exhibition. Glasstec is the industry’s leading international glass exhibition, highlighting the most innovative developments in glass technology, processing, and production. The four-day exhibition will take place in Dusseldorf, Germany, on October 23 – 26 at the Dusseldorf Fair Grounds.

Gauzy will be exhibiting in Hall 11, booth number A41 in their largest booth ever at Glasstec. With over ten team members present, including the CEO, CTO, VP of Sales, and global sales managers, the company will be showcasing Gauzy SPD for architectural and automotive applications. Gauzy’s first-class, outdoor grade SPD technology allows dynamic light and energy control in transparent substrates. The company will also be presenting its Liquid Crystal based technologies, and offering special show only promotions on all products, for new and existing partners. All glass professionals, automotive OEMs, architects, interior designers, and industry professionals are invited to visit Gauzy’s booth (11A41).

Gauzy Ltd. is a licensee of Research Frontiers, the inventor of patented SPD-SmartGlass technology. The company is licensed to develop and manufacture SPD-Smart light control emulsion and film, as well as make SPD-Smart end products for various industries. Last month, Gauzy led a group that invested $2 million in Research Frontiers. Earlier this month, RFI and Gauzy announced the inauguration of their SPD film production line at a ribbon cutting ceremony at their factory in Tel Aviv-Yafo. This production line has the capacity to produce over 365 thousand square meters of SPD light-control film per year per shift. Gauzy plans to introduce SPD film this year in 1.2 meter widths which will be the widest SPD film offered in the industry. Gauzy’s plans call for the introduction of SPD film 1.5 meters wide next year and 1.8 meters wide the following year. Gauzy currently produces PDLC film in 1.8 meter wide rolls.

The markets for SPD-Smart film are already well-established. Research Frontiers has licensed over 40 chemical, film, and glass companies which are selling products for the automotive, aircraft, marine, train, museum and consumer electronics industries. Gauzy’s established and growing network of over 55 glass fabricators worldwide brings additional synergies, infrastructure, and growth opportunities to the smart glass industry.

Research Frontiers patented SPD-SmartGlass technology is the same best-selling smart window technology that can be found on various car models from Daimler. The MAGIC SKY CONTROL feature, which is now in use on tens of thousands of Mercedes-Benz SLs, SLC/SLKs, Maybach and S-Class models around the world, uses patented SPD-SmartGlass technology developed by Research Frontiers to turn the roof transparent by electrically aligning tiny particles in a thin film within the glass. With the touch of a button, drivers and passengers can instantly change the tint of their roof to help keep out harsh sunlight and heat, and create an open-air feeling even when the sunroof is closed. Glass or plastic using Research Frontiers’ patented SPD-SmartGlass technology effectively blocks UV and infrared rays in both clear and darkly tinted modes, helping keep the cabin cooler, and protecting passengers and interiors while also enhancing security inside the vehicle. These benefits become even more important when a car uses large surface areas of glass, especially in warm climates.

Some of the other benefits of SPD-SmartGlass include significant heat reduction inside the vehicle (by up to 18ºF/10ºC), UV protection, glare control, reduced noise and reduced fuel consumption. Independent calculations also show that use of SPD-SmartGlass can reduce CO2 emissions by four grams per kilometer, and increase the driving range of electric vehicles by approximately 5.5 percent.

About Gauzy Ltd.

Gauzy is a world leader and vendor of material science, focused on the research, development, manufacturing, and marketing of technologies which are embedded into and onto raw materials. Amongst Gauzy’s core areas of expertise are Liquid Crystals And SPD, which is used to produce LCG® (Light Controlled Glass). The company is headquartered in Tel Aviv Israel, with additional offices in Stuttgart, Germany, Guangzhou China and Los Angeles, California. Learn more at www.gauzy.com

Along with a best of breed R&D team, Gauzy also has an on-site production line with custom machinery for high quality products with on time delivery. Gauzy’s technology is featured in notable projects worldwide, including automotive collaborations with leading OEMs and Tier 1 suppliers, hotels, corporate offices, luxury residences, retail chains and consumer electronics.

About Research Frontiers Inc.

Research Frontiers is a publicly traded technology company and the developer of patented SPD-Smart light-control film technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic products, either manually or automatically. Research Frontiers has licensed its smart glass technology to over 40 companies that include well known chemical, material science and glass companies. Products using Research Frontiers’ smart glass technology are being used in tens of thousands of cars, aircraft, yachts, trains, homes, offices, museums and other buildings. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results, especially those reliant on activities by third parties, could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” and “SPD-SmartGlass” are trademarks of Research Frontiers Inc.

For further information, please contact:

Eyal Peso

Founder and CEO

Gauzy Ltd.

+972-72-2500385

info@gauzy.com

Brittany Kleiman Swisa

Media & Marketing Contact

Gauzy Ltd.

+972-72-2500385

brittany@gauzy.com

Joseph M. Harary

President and CEO

Research Frontiers Inc.

+1-516-364-1902

Info@SmartGlass.com